UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 19, 2020

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town and Country Boulevard

Suite 500

Frisco, Texas 75034

(Address of Principal Executive Offices)

(972) 668-8800

(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 (per share)	CRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Comstock Resources, Inc. (the “Company”) confirmed that effective May 19, 2020, pursuant to the Certificate of Designations filed with the Nevada Secretary of State on July 16, 2019, establishing and fixing the rights and preferences of the Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), the Company redeemed all 210,000 outstanding shares of the Series A Preferred Stock for an aggregate redemption price of $210.0 million plus accrued and unpaid dividends of approximately $2.9 million.

The Company previously announced its intention to redeem the Series A Preferred Stock in connection with the announcement of an underwriting public offering of its common stock (the “Common Stock Offering”). Net proceeds from the Common Stock Offering, which closed on May 18, 2020, totaled approximately $190.4 million, after payment of underwriting discounts and offering expenses. The proceeds from the common stock offering, combined with cash on hand and borrowings under the Company’s bank credit facility was used to redeem all outstanding shares of the Series A Preferred Stock.

On May 20, 2020, the Company sold an additional 1,325,000 shares to the underwriters pursuant to the Common Stock Offering pursuant to their option to purchase additional shares of the Company’s common stock. The net proceeds from the exercise of the option was approximately $6.3 million and will be used to pay down amounts outstanding under the Company’s bank credit facility.

Certain legal opinions relating to the legality of the additional shares are attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits. Exhibit 5.1 Opinion of Woodburn & Wedge. Exhibit 23.1 Consent of Woodburn & Wedge (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: May 20, 2020	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer